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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*





                                (Name of Issuer)
                                CACHE FLOW, INC.

                         (Title of Class of Securities)
                                  Common Stock


                                 (CUSIP Number)
                                   126946102


        (Date of Event Which Requires Filing of this Statement) 12-31-01


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


                               [X] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



SEC 1745 (3-98)                                                      Page 1 of 6


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
 CUSIP NO. 126946102                             13G                                   PAGE 2 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     |                                                                                                   |
|     | OAK Associates, Ltd.                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [ X ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  4,561,000                                                      |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  4,561,000                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     |                                    4,561,000                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                                |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     |                                      10.50%                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     |          1A                                                                                       |
-----------------------------------------------------------------------------------------------------------

 CUSIP NO. 126946102                13G                      PAGE 3 OF 6 PAGES


        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  Name of Issuer:

             CACHE FLOW, INC.
             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:
             650 Almanor, Ave.
             Sunny Vale, CA 94086
             ---------------------------------------------------------------

ITEM 2 (a).  Name of Person Filing:

             Oak Associates, Ltd.
             ---------------------------------------------------------------


ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

             3875 Embassy Pkwy Akron, OH 44333
             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:
             United States of America
             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:
             Common Stock
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:
             126946102
             ---------------------------------------------------------------

 CUSIP NO. 126946102             13G                    Page 4 of 6 Pages


ITEM 3. If this statement is filed pursuant to Rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:


             (a) [ ] Broker or dealer registered under Section 15 of the
                     Exchange Act. (15 U.S.C. 78o).

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
                     (15 U.S.C. 78c).

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                     (15 U.S.C. 78c).

             (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act of 1940. (15 U.S.C. 78c).

             (e) [X] An investment adviser in accordance with
                     240.13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with 140.13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with 140.13d-1(b)(1)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (15 U.S.C. 1813).

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

             (j) [ ] Group, in accordance with Section 140.13d-1(b)(1)(ii)(J).

 CUSIP NO. 126946102                13G                    PAGE 5 OF 6 PAGES

ITEM 4.  OWNERSHIP.

        (a)     Amount beneficially owned:   4,561,000.

        (b)     Percent of class:   10.50%

        (c)     Number of shares as to which the person has:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [___].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

 CUSIP NO. 126946102                13G                    PAGE 6 OF 6 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.



ITEM 10. CERTIFICATION.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



DATED: February 5, 2002   By:  /s/ James P. Delschlager
                               --------------------------------------
                               Name: James P. Delschlager
                               Title: President